Exhibit 10.28

AMENDMENT NO. 1 TO
DIRECTOR INDEXED COMPENSATION BENEFITS AGREEMENT

This Amendment, made and entered into by and between Heritage Bank of Commerce, a bank chartered under the laws of the State of California (the “Bank”), and Jack L. Peckham, an individual residing in the State of California (the “Director”), amends certain provisions of the Director Indexed Compensation Benefits Agreement dated June 19, 1997 between the Bank and the Director (the Agreement) for the purposes set forth hereinafter.

RECITALS

WHEREAS, the Bank’s accountants, Deloitte & Touche LLP, have notified the Bank of a change in the accounting treatment accorded to the Index Benefits under the Agreement, which increases the benefits expense to the Bank;

WHEREAS, the Bank and the Director have agreed to delete the Index Benefits and substitute a defined benefit payable during the Directors life in order to (a) reduce the benefit expense increase caused by the change in accounting treatment, and (b) maintain, to the extent feasible, a benefit entitlement which is substantially equivalent, but mot in excess of the projected Index Benefits under the Agreement; and

WHEREAS, it is the intent of the Bank and the Director that this Amendment be effective as of October 21, 1999, and except as amended herein, the terms and conditions of the Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Bank and the Director agree as follows:

AGREEMENT

1. The Agreement is hereby amended as follows:

a. The terms “Index”, “Indexed” and “Index Benefit”, whether plural or singular, and all references to payments related thereto as set forth in the Agreement and Schedules thereto, are hereby deleted.

b. All provisions in the Agreement which refer in any manner to payment or distribution of Director Benefits following the Directors death to a “beneficiary” or “designated beneficiary”, “Surviving Spouse' or “spouse”, “qualified personal representative”, “executor”, “administrator”, or “Director's estate”, along with any definitions of such terms, and Schedule C, are hereby deleted.

c. The portion of subparagraphs 3.1, 3.2, and 4.2 which reads as follows: “...payable (i) for the period designated in Schedule “D” in the case of the balance in the Benefit Account and (ii) until the Director's death in the case of the Index Benefit defined in Schedule “B”, is hereby deleted from each such subparagraph and a period inserted in lieu of the comma at the end of the text remaining after such deletions.

d. The term “Employer” used in subparagraphs 3.2, 5.1, 5.2 and 5.4 is amended to read “Bank”.

e. The last sentence of subparagraphs 5.1, 5,2, and 5.4 which reads as follows: “The installments shall be payable (i) for the period designated in Schedule “D” in the case of the balance in the Benefit Account and (ii) until the Executive's death in the case of the Index Benefit defined in Schedule “B”, is hereby deleted from each such subparagraph.

f. Subparagraphs 3.3 and 4.1 are hereby deleted and subparagraph 4.2 is substituted in lieu of Paragraph 4.

g. An amended Schedule B in the form attached hereto as Exhibit 1 and incorporated herein by this reference replaces and supersedes the prior Schedule B in the Agreement.

h. Schedule D is hereby deleted.

i. All references to provisions of the Agreement which have been amended hereby are themselves hereby amended to conform to such amended provisions.

j. Except as amended hereby, the Agreement remains in full force and effect as of the date thereof.

BANK                                                      DIRECTOR

HERITAGE BANK OF COMMERCE

By:____________________________                                                                                                     ____________________________
              John E. Rossell  III                                                                                                                                Jack L. Peckham
              President and CEO

Dated: _____________, 2003                                          Dated: _______________, 2003

SPOUSAL CONSENT

I, Gayanne T. Peckham, being the spouse of Jack L. Peckham, after being afforded the opportunity to consult with independent counsel of my choosing, do hereby acknowledge that I have read, agree and consent to the foregoing Amendment No. I to the Director Indexed Compensation Benefits Agreement between the Bank and my spouse. I understand that Amendment No. I to the Agreement may affect certain rights which I may have in the benefits provided for under the terms of the Agreement and in which I may have a marital property interest.

Dated: ______________, 2000                                        _______________________________
                                                            Gayanne T. Peckham

SCHEDULE B

DIRECTOR BENEFITS

a.  A benefit account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director. The Director Benefits shall be credited to the benefit account in an amount equal to One Thousand Dollars ($1,000.00) per year for each year of service as a member of the Board of Directors of the Bank. The amount of Director Benefits payable under the Agreement shall be increased at the rate of two percent (2%) each year from the date of commencement of payments of the Director Benefits until the death of the Director.

b.  If the Director elects Early Retirement, the Applicable Percentage of the Director Benefits shall be decreased by a percentage calculated by subtracting the Director's age at Early Retirement from the normal Retirement age of 62, and multiplying the result by a factor of five, For example, assuming the Applicable Percentage is 100%, a 35% reduction of the Director Benefits would occur if the Director's Early Retirement age is 55, based on the following calculation: 62-55=7x5=35%.

DIRECTOR INDEXED COMPENSATION BENEFITS AGREEMENT

This Agreement is made and entered into effective as of June 19, 1997 by and between Heritage Bank of Commerce, a bank chartered under the laws of the State of California (the “Bank”), and Jack L. Peckham, an individual residing in the State of California (the “Director”).

R E C I T A L S

WHEREAS, the Director is a member of the Board of Directors of the Bank and has served in such capacity since June 8, 1994, the approximate date of the Banks organization;

WHEREAS, the Bank desires to establish a compensation benefit for directors who are not also officers or employees of the Bank in order to attract and retain individuals with extensive and valuable experience as directors; and

WHEREAS, the Director and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Director, or to the Director’s spouse or designated beneficiaries, as the case may be.

NOW, THEREFORE, in consideration of the services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows:

A G R E E M E N T

1. Terms and Definitions.

1.1 Administrator. The Bank shall be the “Administrator” and, solely for the purposes of ERISA as defined in subparagraph 1.10 below, the “fiduciary’ of this Agreement where a fiduciary is required by ERISA.

1.2 Applicable Percentage. The term “Applicable Percentage” shall mean that percentage adjacent to a calendar period listed on Schedule “A” attached hereto, which percentage shall remain in effect until an adjustment occurs on each succeeding calendar period during the term of service as a member of the Board of Directors of the Bank, Notwithstanding the foregoing or the percentages set forth on Schedule “A,” but subject to all other terms and conditions set forth herein, the “Applicable Percentage” shall be: (i) provided payments have not yet begun hereunder, one hundred percent (100%) upon termination of service described in subparagraph 5.4 pursuant to a “Change in Control” as defined in subparagraph 1.4 below, or the Director’s death, or Disability as defined in subparagraph 1.6 below, which death or Disability occurs prior to termination of service; and (ii) notwithstanding subclause (i) of this subparagraph 1.2, zero percent (0%) in the event the Director takes any intentional action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of the Surrogate’s death and of which the Bank is the designated beneficiary. Furthermore, notwithstanding the foregoing or anything contained in this Agreement to the contrary, in the event the Director takes any intentional action which prevents the Bank from collecting the proceeds of any life insurance policy which the Bank may happen to own at the time of the Surrogate’s death and of which the Bank is the designated beneficiary: (1) the Director’s estate or designated beneficiary shall no longer be entitled to receive any of the amounts payable under the terms of this Agreement, and (2) the Bank shall have the right to recover from the Director’s estate all of the amounts paid to the Director’s estate (with respect to amounts paid prior to the Surrogate’s death or paid to the Director’s estate) or designated beneficiary (with respect to amounts paid to the designated beneficiary) pursuant to the terms of this Agreement prior to and after the Surrogates death.

1.3 Beneficiary. The term “beneficiary” or “designated beneficiary” shall mean the person or persons whom the Director shall designate in a valid Beneficiary Designation, a copy of which is attached hereto as Schedule “C,” to receive the benefits provided hereunder. A Beneficiary Designation shall be valid only if it is in the form attached hereto and made a part hereof, completed and signed by the Director and is received by the Administrator prior to the Director’s death.

1.4 Change in Control. The term “Change in Control” shall mean the occurrence of any of the following events with respect to the Bank (with the term “Bank” being defined for purposes of determining whether a “Change in Control” has occurred to include any parent bank holding company organized at the direction of the Bank to own 100% of the Bank’s outstanding common stock): (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation I 4A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank’s shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank in which the Bank does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank’s then outstanding securities; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank’s shareholders, of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period.

Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a ‘Change of Control” for purposes of this Agreement if the event which would otherwise come within the meaning of the term “Change of Control” involves (i) a reorganization at the direction of the Bank solely to Loan a parent bank holding company which owns 100% of the Bank’s common stock following the reorganization, or (ii) an Employee Stock Ownership Plan sponsored by the Bank or its parent holding company which is the party that acquires “control” or is the principal participant in the transaction constituting a “Change in Control,” as described above.

1.5 The Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code’).

1.6 Disability/Disabled. The term “Disability” or “Disabled” shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance of duty for at least three months including, without limitation, the total irrecoverable loss of the sight in both eyes or the loss by severance of both hands at or above the wrist or of both feet at or above the ankle or of one hand at or above the wrist and one foot at or above the ankle.

1.7 Director Benefits. The term “Director Benefits” shall mean the benefits determined in accordance with Schedule “B”, and reduced to the extent: (i) required under the other provisions of this Agreement, including, but not limited to, Paragraphs 5, 6 and 7 hereof; (ii) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Bank; or (iii) required in order for the Bank to properly comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g., RCA, FUTA, SDI).

1.8 Early Retirement Date.  The term “Early Retirement Date” shall mean the Retirement, as defined below, of the Director on a date which occurs prior to the Director attaining sixty-two (62) years of age, but after the Director has attained fifty-five (55) years of age.

1.9 Effective Date. The term ‘Effective Date” shall mean the date first written above.

1.10 ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.11 Plan Year. The term “Plan Year” shall mean the Bank’s fiscal year.

1.12 Removal for Cause. The term “removal for cause” shall mean termination of a Director’s service as a member of the Board of Directors of the Bank by reason of any of the following:

(a) The willful breach or habitual neglect by the Director of his responsibilities and duties;

(b) The Director’s deliberate violation of (i) any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Bank, or (ii) the rules or regulations of the California Commissioner of Financial Institutions, the Federal Deposit Insurance Corporation or any other regulatory agency or governmental authority having jurisdiction over the Bank, which has a material adverse effect upon the Bank;

(c) The determination by a state or federal court, banking agency or other governmental authority having jurisdiction over the Bank, that the Director (1) is of unsound mind, or (ii) has committed a gross abuse of authority or discretion with reference to the Bank, or (iii) otherwise is not suitable to continue to serve as a member of the Board of Directors of the Bank;

(d) The Director’s conviction of any felony or a crime involving moral turpitude or a fraudulent or dishonest act; or

(e) The Director’s disclosure without authority of any secret or confidential information not otherwise publicly available concerning the Bank or taking any action which the Bank’s Board of Directors determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or inducement of any customer to breach any contract with the Bank.

1.13 Retirement.  The term “Retirement’ or “Retires” shall refer to the date which the Director acknowledges in writing to the Bank to be the last day of service as a member of the Board of Directors of the Bank.

1.14 Surrogate. The term “Surrogate” shall mean the individual selected as a substitute insured for purposes related to any insurance policy applicable to this Agreement.

1.15 Surviving Spouse. The term “Surviving Spouse” shall mean the person, if any, who shall be legally married to the Director on the date of the Director’s death.

2. Scope, Purpose and Effect.

2.1 Contract of Employment. Although this Agreement is intended to provide the Director with an additional incentive to continue to serve as a member of the Board of Directors of the Bank, this Agreement shall not be deemed to constitute a contract of employment between the Director and the Bank nor shall any provision of this Agreement restrict the right of the Bank to remove or cause the removal of the Director including, without limitation, by (i) refusal to nominate the Director for election for any successive tem of office as a member of the Board of Directors of the Bank, or (ii) complying with an order or other directive from a court of competent jurisdiction or any regulatory authority having jurisdiction over the Bank which requires the Bank to take action to remove the Director.

2.2 Fringe Benefit.  The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Director has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

3. Payments Upon Early Retirement or Retirement and After Retirement.

3.1 Payments Upon Early Retirement. The Director shall have the right to Retire from the Board of Directors on a date which constitutes an Early Retirement Date as defined in subparagraph 1.8 above. In the event the Director elects to Retire on a date which constitutes an Early Retirement Date, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Early Retirement Date occurs or upon such later date as may be mutually agreed upon by the Director and the Bank in advance of said Early Retirement Date, payable (i) for the period designated in Schedule “D in the case of the balance in the Benefit Account and (ii) until death in the case of the Index Benefit defined in Schedule “B”.

3.2 Payments Upon Retirement. If the Director shall continue to serve as a member of the Board of Directors until attaining sixty-two (62) years of age, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director Retires or upon such later date as may be mutually agreed upon by the Director and the Employer in advance of said Retirement date, payable (i) for the period designated in Schedule “D” in the case of the balance in the Benefit Account and (ii) until death in the case of the Index Benefit defined in Schedule “B”. At the Bank’s sole and absolute discretion, the Bank may increase the Director Benefits as and when the Bank determines the same to be appropriate.

3.3 Payments In the Event of Death Alter Retirement.

(a) The Bank agrees that if the Director Retires, but shall die before receiving all of the Director Benefits Payments to which he may be entitled specified in Schedule “B”, and provided that the Surrogate is alive at the date of the Director’s death, the Bank will pay to the Director’s designated beneficiary the balance, if any, of the Benefit Account and up to fifteen (15) Index Benefit installment payments in the amounts which would otherwise be paid to the Director if still alive, minus the number of Index Benefit installment payments made to the Director after Retirement and prior to his death. Upon the death of the Surrogate, such installment payments shall cease whether or not any unpaid portion of the fifteen (15) installment payments shall remain unpaid.

(b) If a valid Beneficiary Designation is not in effect, then all payments described above in subparagraph 3.3 (a) shall be paid to the Director’s Surviving Spouse. If the Director leaves no Surviving Spouse, the remaining amounts due to the Director under the terms of this Agreement shall be paid to the duly qualified personal representative, executor or administrator of the Director’s estate.

4. Payments in the Event Death or Disability Occurs Prior to Retirement.

4.1 Payments in the Event of Death Prior to Retirement.

(a) The Bank agrees that if the Director shall die before Retirement and provided that the Surrogate is alive at the date of the Director’s death, the Bank will pay to the Director’s designated beneficiary the balance, if any, of the Benefit Account and up to fifteen (15) Index Benefit installment payments in the amounts which would otherwise be paid to the Director if alive following Retirement. Upon the death of the Surrogate, such installment payments shall cease whether or not any unpaid, portion of such fifteen (15) installment payments shall remain unpaid.

(b) If a valid Beneficiary Designation is not in effect, then all payments described above in subparagraph 4.1(a) shall be paid to the Director’s Surviving Spouse. If the Director leaves no Surviving Spouse, the remaining amounts due to the Director under the terms of this Agreement shall be paid to the duly qualified personal representative, executor or administrator of the Director’s estate.

4.2 Payments in the Event of Disability Prior to Retirement. In the event the Director becomes Disabled at any time after the Effective Date of this Agreement but prior to Retirement, the Director shall be entitled to the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director becomes Disabled, payable (i) for the period designated in Schedule “D” in the case of the balance in the Benefit Account and (ii) until the earlier of the death of the Surrogate or the Director in the case of the Index Benefit defined in Schedule “B”.

5. Payments in the Event Employment Is Terminated Prior to Retirement. As indicated in subparagraph 2.1 above, the Bank reserves the right to remove or cause the removal of the Director under certain circumstances, at any time prior to the Director’s Retirement. In the event that the service of the Director shall be terminated, other than by reason of death, Disability or Retirement, prior to the Director’s attaining sixty-two (62) years of age, then this Agreement shall terminate upon the date of such termination; provided, however, that the Director shall be entitled to the following benefits as may be applicable depending upon the circumstances surrounding the Director’s termination;

5.1 Termination Without Cause. If the Director’s service as a member of the Board of Directors of the Bank is terminated for reasons other than as specified in paragraph 5.3 below, and such termination is not subject to the provisions of subparagraph 5.4 below, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Employer or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age. The installments shall be payable (i) for the period designated in Schedule ‘V” in the case of the balance in the Benefit Account and (ii) until death in the case of the Index Benefit defined in Schedule “B”.

5.2 Voluntary Termination by the Director. If the Director’s service as a member of the Board of Directors of the Bank is terminated by voluntary resignation, and such resignation is not subject to the provisions of subparagraphs 5.3 or 5.4 below, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Employer or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age. The installments shall be payable (i) for the period designated in Schedule “D” in the case of the balance in the Benefit Account and (ii) until death in the case of the Index Benefit defined in Schedule “B”.

5.3 Termination by Removal for Cause. The Director agrees that if his service as a member of the Board of Directors of the Bank is terminated by “removal for cause,” as defined in subparagraph 1.12 of this Agreement, the Director shall forfeit any and all rights and benefits the Director may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement.

5.4 Termination by the Bank on Account of or After a Change in Control. In the event that the Director’s service as a member of the Board of Directors of the Bank is terminated in conjunction with, or by reason of, a “Change in Control”, the Director shall be entitled to be paid the Applicable Percentage of the Director Benefits, in substantially equal monthly installments on the first day of each month, beginning with the month following the month in which the Director attains fifty-five (55) years of age or any month thereafter, as requested in writing by the Director and delivered to the Employer or its successor thirty (30) days prior to the commencement of installment payments; provided, however, that in the event the Director does not request a commencement date as specified, such installments shall be paid on the first day of each month, beginning with the month following the month in which the Director attains sixty-two (62) years of age. The installments shall be payable (i) for the period designated in Schedule “0” in the case f the balance in the Benefit Account and (ii) until death in the case of the Index Benefit defined in Schedule “B”.

6. Section 280G Benefits Reduction. The Director acknowledges and agrees that the parties have entered into this Agreement based upon certain financial and tax accounting assumptions. Accordingly, with full knowledge of the potential consequences the Director agrees that notwithstanding anything contained herein to the contrary, in the event that any payment or benefit received or to be received by the Director, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank (together with the Director Benefits, the “Total Payments’), will not be deductible (in whole or in part) as a result of Code Section 280G or other applicable provisions of the Code, the Total Payments shall be reduced until no portion of the Total Payments is nondeductible as a result of Section 280G or such other applicable provisions of the Code. For purposes of this limitation:

(a) No portion of the Total Payments, the receipt or enjoyment of which the Director shall have effectively waived in writing prior to the date of payment of any future Director Benefits payments, shall be taken into account;

(b) No portion of the Total Payments shall be taken into account, which in the opinion of the tax counsel selected by the Bank and acceptable to the Director, does not constitute a “parachute payment” within the meaning of Section 280G of the Code;

(c) Any reduction of the Total Payments shall be applied to reduce any payment or benefit received or to be received by the Director pursuant to the terms of this Agreement and any other plan, arrangement or agreement with the Bank in the order determined by mutual agreement of the Bank and the Director;

(d) Future payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (a) or (b) above in their entirety) constitute reasonable compensation for services actually rendered within the meaning of Section 280G of the Code, in the opinion of tax counsel referred to in clause (b) above; and

(e) The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by independent auditors selected by the Bank and acceptable to the Director in accordance with the principles of Section 280G of the Code.

7. Right To Determine Funding Methods. The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Director, the Director’s spouse or the Director’s beneficiaries under the terms of this Agreement. In the event that the Bank elects to fluid this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fluid its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 9 below, neither the Director, the Director’s spouse nor the Director’s beneficiaries shall have any right, title or interest in or to any finding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, the Director agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity. Furthermore, a refusal by the Director to consent to, participate in and undergo any such medical examinations or tests shall result in the immediate termination of this Agreement and the immediate forfeiture by the Director, the Director’s spouse and the Director’s beneficiaries of any and all rights to payment hereunder.

8. Claims Procedure. The Bank shall, but only to the extent necessary to comply with ERISA, be designated as the named fiduciary under this Agreement and shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Bank shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Bank denying a claim by the Director, the Director’s spouse, or the Director’s beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Director, the Director’s spouse or the Director’s beneficiary, as the ease may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Bank shall provide the Director, the Director’s spouse or the Director’s beneficiary with a reasonable opportunity for a hill and fair review of the decision denying such claim.

9. Status as an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) neither the Director, the Director’s spouse or the Director’s designated beneficiaries shall have any legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Director, the Director’s spouse or the Director’s designated beneficiaries or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Director, the Director’s spouse and the Director’s designated beneficiaries shall be unsecured general creditors with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Director acknowledge and agree that upon request of the Director at anytime during the term of this Agreement, a Rabbi Trust (the “Trust”) shall be established upon such terms and conditions as may be mutually agreeable between the Bank and the Director and that it is the intention of the Bank to make contributions and/or transfer assets to the Trust in order to discharge its obligations pursuant to this Agreement. The principal of the Trust and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement and shall continue to be subject to the claims of the Bank’s general creditors until paid to the Director or its beneficiaries in such manner and at such times as specified in this Agreement.

10. Discretion of Board to Accelerate Payout. Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Bank may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that Director (or Director’s spouse or designated beneficiaries): (i) consents to the revised payout terms determined appropriate by the Bank’s Board of Directors; and (ii) does not negotiate or in anyway influence the terms of proposed altered/accelerated payout (said decision to be made solely by the Bank’s Board of Directors and offered to the Director [or Director’s spouse or designated beneficiaries] on a “take it or leave it basis”).

11. Miscellaneous.

11.1 Opportunity To Consult With Independent Advisors. The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 2800 of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other tent or provision of this Agreement. The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successors and assigns to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 11.1. The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its tents and conditions.

11.2 Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Francisco, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, pr has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association (“AAA”), located in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, theft respective heirs beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties.

11.3 Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the non-prevailing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

11.4 Notice. Any notice required or permitted of either the Director or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:                                           Heritage Commerce Corp

    150 Almaden Boulevard

    San Jose, California 95113

   Attn:  President

If to the Director:                                    ____________________

    ___________________

    ___________________

11.5 Assignment. Neither the Director, the Directors spouse, nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor,, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of any such beneficiary, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director, the Director’s spouse, or any designated beneficiary; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void and unenforceable without the prior written consent of the Bank. The Bank’s consent, if any, to one or more assignments or transfers shall not obligate the Bank to consent to or be construed as the Bank’s consent to any other or subsequent assignment or transfer.

11.6 Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Director and the Bank and, as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation.

11.7 Nonwaiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement

11.8 Partial Invalidity. If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term; provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in ±1111 force and effect notwithstanding such partial invalidity.

11.9 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

11.10 Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

11.11 Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

11.12 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.13 Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the California Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation, shall govern the validity, interpretation, construction and effect of this Agreement.

11.14 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

11.15 Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and, where applicable, the rules and regulations of the California Commissioner of Financial Institutions and the Federal Deposit Insurance Corporation, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Bank and the Director have executed this Agreement on the date first above-written in the City of San Jose, Santa Clara County, California.

BANK                                                             DIRECTOR

Heritage Bank Of Commerce

By: ____________________________                                        _____________________________
          William J. Del Biaggio, Jr.                                               Jack L. Peckham
   Chairman of the Board of Directors

SCHEDULE A

CALENDAR YEAR	APPLICABLE PERCENTAGE

June 8, 1994 to June 7, 1997	0.00%

June 8, 1997 to June 7, 1998	36.00%

June 8, 1998 to June 7, 1999	48.00%

June 8, 1999 to June 7, 2000	60.00%

June 8, 2000 to June 7, 2001	72.00%

June 8, 2001 to June 7, 2002	84.00%

June 8, 2002 and Thereafter	100.00%

See subparagraph 1.2 of the Agreement for a definition and discussion of the Applicable Percentage.

SCHEDULE B

DIRECTOR BENEFITS

1.           Director Benefits Determination.

The Director Benefits shall be determined based upon the following:

a.           Benefit Account:

A Benefit Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director.  Prior to the date on which the Director becomes eligible to receive payments under the Agreement, such Benefit Account shall be increased or decreased each Plan Year (including the Plan Year in which the Director ceases to serve as a member of the Board of Directors of the Bank) by an amount equal to the annual earnings or loss for that Plan Year determined by the Index (described in subparagraph c below), less the Opportunity Cost (described in subparagraph d below) for that Plan Year.

b.           Index Benefit:

After the date on which the Director becomes eligible to receive payments under the Agreement, the Index Benefit for the Director for any Plan Year shall be determined by subtracting the Opportunity Cost for that Plan Year from the earnings, if any, established by the Index.

c.           Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contracts described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contracts were purchased on the Effective Date.

Insurance Company: American General Life Insurance Company/CM0000769L

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates purchased shall be used in calculations to determine the Index and Opportunity Cost. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive and use annual policy illustrations that assume the above described policies were purchased from the above named insurance company(ies) on the Effective Date to calculate the amount of the Index and Opportunity Cost.

d.           Opportunity Cost:

The Opportunity Cost for any Plan Year shall be calculated by multiplying (a) the sum of (i) the total amount of premiums set forth in the insurance policies described above, (ii) the amount of any Index Benefit (described at subparagraph b above), and (iii) the amount of all previous years after-tax Opportunity Costs; by (b) the average annualized after-tax cost of hinds calculated using a one-year U.S. Treasury Bill as published in the Wall Street Journal. The applicable tax rate used to calculate the Opportunity Cost shall be the Bank’s marginal tax rate until the Director’s Retirement, or other termination of service (including a Change in Control), Thereafter, the Opportunity Cost shall be calculated with the assumption of a marginal forty-two percent (42%) corporate tax rate each year regardless of whether the actual marginal tax rate of the Bank is higher or lower.

EXAMPLE INDEX BENEFITS
[n]	[A]	[B]	[C]	[D]
End of Year	Cash Surrender Value of Life Insurance Policy	Index [Annual Policy A “-A”]	Opportunity Cost A◦=premium A◦+Cn1x.05x (1-42%)	Annual Benefit B-C	Cumulative Benefit D+Dn-1
0	$1,000,000	--	--	--	--
1	$1,050,000	$50,000	$29,000	$21,000	$21,000
2	$1,102,500	$52,500	$29,841	$22,659	$43,659
3	$1,157,625	$55,125	$30,706	$24,419	$68,078
. . .
Assumptions:	Initial Insurance = $1,000,000
	Effective Tax Rate = 42%
	One Year US Treasury Yield = 5%

2.           Director Benefits Payments.

The Director shall be entitled to payment of the Applicable Percentage of (i) the balance in the Benefit Account in installments upon the tents as specified in the Agreement, and (ii) the Index Benefit for each Plan Year payable in installments until the Director’s death or as applicable, the Surrogate’s death, as specified in the Agreement.

SCHEDULE C

BENEFICIARY DESIGNATION

To the Administrator of the Heritage Bank of Commerce Director Indexed Compensation Benefits Agreement:

Pursuant to the Provisions of my Director Indexed Compensation Benefits Agreement with Heritage Bank of Commerce, permitting the designation of a beneficiary or beneficiaries by a participant, I hereby designate the following persons and entities as primary and secondary beneficiaries of any benefit under said Agreement payable by reason of my death;

Primary Beneficiary:

_________________________                                          _____________________________                                                           ____________________
Name                                                                                           Address                                                                                                    Relationship

Secondary (Contingent) Beneficiary:

_________________________                                         ______________________________                                                        ______________________
Name                                                                                                                  Address                                                                             Relationship

THE RIGHT TO REVOKE OR CHANGE ANY BENEFICIARY DESIGNATION IS HEREBY RESERVED. ALL PRIOR DESIGNATIONS, IF ANY, OF PRIMARY BENEFICIARIES AND SECONDARY BENEFICIARIES ARE HEREBY REVOKED.

The Administrator shall pay all sums payable under the Agreement by reason of my death to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary Beneficiary, and if no named beneficiary survives me, then the Administrator shall pay all amounts in accordance with the terms of my Director Indexed Compensation Benefits Agreement. In the event that a named beneficiary survives me and dies prior to receiving the entire benefit payable under said Agreement, then and in that event, the remaining unpaid benefit payable according to the terms of my Director Indexed Compensation Benefits Agreement shall be payable to the personal representatives of the estate of said beneficiary who survived me but died prior to receiving the total benefit provided by my Director Indexed Compensation Benefits Agreement.

Dated:  June ___, 1997                                                                               ______________________________
                                                                                                                        Jack L. Peckham

CONSENT OF THE DIRECTOR’S SPOUSE
TO THE ABOVE BENEFICIARY DESIGNATION:

I, ____________________, being the spouse of Jack L. Peckham, after being afforded the opportunity to consult with independent counsel of my choosing, do hereby acknowledge that I have read, agree and consent to the foregoing Beneficiary Designation which relates to the Director Indexed Compensation Benefits Agreement entered into by my spouse effective as of June 19, 1997. I understand that the above Beneficiary Designation may affect certain rights which I may have in the benefits provided for under the terms of the Director Indexed Compensation Benefits Agreement and in which I may have a marital property interest.

Dated:  June __, 1997.

____________________________

____________________________
Type/Print Name

SCHEDULE D

DISTRIBUTION ELECTION

Pursuant to the Provisions of my Director Indexed Compensation Benefits Agreement with Heritage Bank of Commerce, I hereby elect to have any distribution of the balance in my Benefit Account paid to me in installments as designated below:

_____
thirty-six (36) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

_____
sixty (60) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

_____
one hundred twenty (120) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

_____
one hundred eighty (180) monthly installments with the amount of each installment determined as of each installment date by dividing the entire amount in my Benefit Account by the number of installments then remaining to be paid, with the final installment to be the entire remaining balance in the Benefit Account.

Dated:  June __, 1997

Signed: _________________________
Jack L. Peckham